EX-35.8
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2011 Crystal Drive
Suite 800
Arlington, Virginia 22202
TEL (703) 302-8000
TOLL (800) 955-9622
FAX (703) 647-3460

March 3, 2008

Wells Fargo Bank, N.A.
Attention: Corporate Trust Services (CMBS) - CSFB 2007 C4
9062 Old Annapolis Road
Columbia, Maryland 21045-1951

RE: Annual Statement as to Compliance
    CSFB Series 2007 C4

Dear Sir/Madam:

In accordance with the Pooling and Servicing Agreement herewith is the Officer's Certificate.

(A) a review of such Certifying Servicer's activities during the preceding fiscal year or portion thereof and of such Certifying Servicer's performance under this Agreement (or the applicable Sub-Servicing Agreement, as the case may be), has been made under such officer's supervision and

(B) to the best of my knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement, or the applicable Sub-Servicing Agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. Please note that the annual financial statement will be sent under separate cover on or before March 31, 2008.



Sincerely,


/s/ Michelle Connelly
Michelle Connelly
Senior Vice President, Investor Compliance
NCB
NCB, FSB


www.ncb.coop

Banking & Financial Services
Cooperative Expansion
Economic Development


NCB refers to National Consumer Cooperative Bank and its subsidiaries (primarily NCB, FSB and NCB Financial Advisors, Inc.), its affiliated non-profit corporation, NCB Capital Impact, and also NCB Community Works, which is jointly owned by NCB and NCB Capital Impact. Each is a separate entity within the NCB Financial Group.